UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 5, 2009

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 4, 2009, Landry’s Restaurants, Inc. (the "Company") entered into a Purchase Agreement (the "Agreement") with Jefferies & Company (the "Initial Purchaser") relating to the offer and sale by the Company of $295.5 million aggregate principal amount of its 14% senior secured notes due 2011 (the "Notes"). The Notes will be offered and sold to the Initial Purchaser and resold to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (The "Securities Act"), and in offshore transactions in reliance on Regulation S under the Securities Act. The issuance of the Notes is expected to occur on or about February 13, 2009. The Notes will be issued pursuant to an indenture among the Company, the Guarantors (as defined below) and Deutsche Bank Trust Company America, as trustee. Holders of the Notes will be entitled to the benefits of a Registration Rights Agreement to be executed among the Initial Purchaser and the Company.

The Notes will be a senior secured obligation of the Company. The Notes will be unconditionally guaranteed as to principal, premium, if any, and interest by all current and future domestic restricted subsidiaries of the Company (each individually a "Guarantor" and collectively, the "Guarantors"). Interest on the Notes will accrue from February 13, 2009, and the Company will pay interest twice a year, on each February 15th and August 15th, beginning August 15, 2009. The Company may redeem the Notes anytime at the aggregate principal amount, plus accrued interest. The Company is required to offer to purchase the Notes at 101% of their aggregate principal amount, plus accrued interest, if it experiences a change in control as defined in the indenture.

The Company plans to use gross proceeds from the offering and sale of the Notes in the amount of $260 million, together with borrowings under an amended and restated senior credit facility, to refinance debt, pay related transaction fees and expenses and for general corporate purposes.

The Agreement provides that the obligation of the Initial Purchaser is subject to certain customary conditions to closing, and the Initial Purchaser is committed to purchase all of the Notes if any of them are purchased. The Initial Purchaser will not be required to purchase the Notes in the event of certain customary material adverse changes affecting the Company’s business or market conditions. The Company has agreed to indemnify the Initial Purchaser against certain potential liabilities in connection with the offering.

An affiliate of the Initial Purchaser ("Jefferies Finance LLC") currently serves as a lender under the Company’s existing senior credit facility, which will be amended and restated on the closing date of the Agreement. The affiliate will remain a lender under the amended and restated credit agreement as well.

The summary of the foregoing transaction is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Item 8.01 Other Events.

On February 5, 2009, Landry’s Restaurants, Inc. (the "Company") announced that it has priced an offering of $295.5 million in aggregate principal amount of 14% senior secured notes due 2011. The Company will receive gross proceeds of $260 million. The notes will be secured and guaranteed by certain of Landry’s subsidiaries. The notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act") and outside the United States pursuant to Regulation S under the Securities Act. The closing of the transaction is expected to occur on February 13, 2009, and is subject to customary conditions.

The Company also announced that it is also expecting to close a $215 million amended and restated credit facility consisting of a $50 million revolving credit facility and a $165 million term loan on February 13, 2009, subject to customary conditions. The new credit facility is being arranged by Wells Fargo Foothill, LLC and Jefferies Finance LLC, as co-lead arrangers and co-bookrunners.

In addition, on February 5, 2009, the Company also announced it has extended the expiration dates of the previously announced cash tender offers for its outstanding 9.5% Senior Notes due 2014 (CUSIP No. 51508LAC7) (the "9.5% Notes") and 7.5% Senior Notes due 2014 (CUSIP Nos. 51508LAA1 and 51508LAB9) (the "7.5% Notes" and, together with the 9.5% Notes, the "Notes"). The tender offers will now expire at 12:01 a.m., New York City time, on February 13, 2009, unless terminated or further extended.

As of 5:00 p.m., New York City time, on February 5, 2009, tenders and consents had been received with respect to $392,610,000 aggregate principal amount of the 9.5% Notes, representing approximately 99.2% of the outstanding 9.5% Notes, and $3,535,000 aggregate principal amount of the 7.5% Notes, representing approximately 81.5% of the outstanding 7.5% Notes

The Company previously announced that it had executed supplemental indentures with U.S. Bank National Association, as Trustee, containing the proposed amendments to the indentures for the Notes. Accordingly, tendered Notes may no longer be withdrawn and consents provided may no longer be revoked, unless the tender offers are terminated by the Company without any Notes being purchased thereunder. The supplemental indentures will become operative on the payment date for the Notes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Exhibit No. Description

99.1 Press release dated February 5, 2009.
99.2 Press release dated February 5, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

February 6, 2009	By:	Steven L. Scheinthal

Name: Steven L. Scheinthal
Title: EVP & General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated February 5, 2009
99.2	Press Release dated February 5, 2009